EXHIBIT (a)(5)
[The following will be delivered by electronic mail.]
NOTICE OF EXTENSION OF OPTION EXCHANGE OFFER
Today, we are announcing the extension of the period of time during which eligible employees may exchange eligible options until 9:00 P.M., U.S. Pacific Time on May 14, 2007. We do not anticipate any further extensions. If you wish to exchange any of your eligible option grants you must complete the Election Form and submit it to us so that we receive it before the time at which the offer expires. All other terms and conditions of the Offer to Exchange remain unchanged.
If you have not submitted your Election Form by 9:00 p.m. U.S. Pacific Time on May 14, 2007, none of your eligible options will be exchanged and your options will remain outstanding with their current exercise prices and terms.
THE OFFER IS BEING MADE UNDER THE TERMS AND SUBJECT TO THE CONDITIONS OF AN OFFER TO EXCHANGE AND RELATED DOCUMENTS, COPIES OF WHICH HAVE BEEN DELIVERED TO THE EMPLOYEES OF PHOTON DYNAMICS. WE ENCOURAGE YOU TO REVIEW THE MATERIAL IN DETAIL AND TO CONSIDER YOUR DECISION CAREFULLY BEFORE YOU DECIDE TO TENDER ANY OF YOUR OPTIONS.
If you have any questions, please telephone Elaine Gonzales at +1 (408) 360-3150 or send an email to RSUEXCHANGE@Photondynamics.com.